EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
First Charter Corporation:
We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-66354) of First Charter Corporation, relating to the First Charter Corporation Retirement Savings Plan (the “Plan”), of our report dated June 29, 2007, with respect to the statements of net assets available for plan benefits as of December 31, 2006 and 2005, and the statement of changes in net assets available for plan benefits for the year ended December 31, 2006, and the related supplemental schedule, Schedule H, line 4i, Schedule of Assets (Held at End of Year), as of December 31, 2006 which report appears in the Annual Report on Form 11-K of the Plan for the fiscal year ended December 31, 2006. As discussed in Note 2 of the financial statements, the Plan changed its method of reporting of fully benefit responsive investment contracts in 2006.
/s/ KPMG LLP
Charlotte, North Carolina
June 29, 2007

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